EXHIBIT 99.2

ANSYS, INC. SECOND QUARTER and YTD 2013
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
August 1, 2013

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q2 and YTD 2013 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, August 1, 2013, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers.   These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10031084.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q2 2013 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

SECOND QUARTER 2013 OVERVIEW

The second quarter results validated an execution commensurate with our commitment to deliver on our goals. We reported non-GAAP revenue of $216.2 million, a 13% increase in constant currency (10% in reported currency), and above the high end of the Q2 outlook range. We delivered non-GAAP earnings per share of $0.77, a 7% increase over the second quarter of 2012, and also above the high end of the range. The second quarter results were driven by double digit, constant currency growth across each of our three major geographies, which in turn resulted in leverage in the business model and a stronger than planned operating margin and earnings. The key metrics of the business were strong and the fundamentals of the business remained intact.

Q2 Notable Highlights:

•
During Q2 2013, we had 20 customers with orders in excess of $1 million. These orders included elements of both new and renewal business. This compares to 19 customers with orders in excess of $1 million in Q2 2012.

•
We experienced growth in all of the major product lines and continued sales expansion in many of our major accounts, balanced by the addition of new customers.  This is reflected in the 14% constant currency growth in perpetual license revenue and the 8% constant currency growth in lease revenue in Q2 2013 as compared to last year’s Q2.

•
Equally as important, our maintenance revenue grew 16% in constant currency over Q2 2012 and our recurring revenue base continued to be strong at 69% of Q2 2013 revenues, even with the higher perpetual license performance.  There was progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the global pipeline for Q3 and beyond.

•	Our direct and indirect businesses provided 75% and 25%, respectively, of total second quarter revenue.

•
As we have discussed on the last few earnings calls, we have been and will continue to make investments across many elements of our business. The non-GAAP operating margin for the second quarter was 48.4%, slightly ahead of our target range.  The strong margin performance was driven by a combination of solid revenue growth of 13% in constant currency, and our ongoing internal discipline around spending. The GAAP operating margin was also strong at 36.5%.

•	During the second quarter, we hosted over 30 user group conferences across the globe with over 20,000 attendees.

•	Consistent with our commitment to return value to our stockholders, during the second quarter we repurchased 988,000 shares at an average price of $74.35 for a total cost of $73.5 million.

•	Total headcount on June 30, 2013 was approximately 2,510, an increase of approximately 40 as compared to headcount on March 31, 2013.

DEFERRED REVENUE & BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	March 31, 2012
Current Deferred Revenue	$304,535	$306,801	$293,563	$281,689
Current Backlog	31,972	33,428	13,047	18,126
Total Current Deferred Revenue and Backlog	$336,507	$340,229	$306,610	$299,815

Long-Term Deferred Revenue	$9,301	$10,682	$24,428	$17,695
Long-Term Backlog	40,686	47,791	12,088	16,023
Total Long-Term Deferred Revenue and Backlog	$49,987	$58,473	$36,516	$33,718

Total Deferred Revenue and Backlog	$386,494	$398,702	$343,126	$333,533

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $1.4 million for Q2 2013. The expected impact of this adjustment on GAAP revenue is $0.8 million for Q3 2013 and $4.6 million for FY 2013.

REVENUE

Q2 2013 vs. Q2 2012 REVENUE COMPARISON
(Unaudited)
				Q2 13 vs. Q2 12
($ in thousands)	Non-GAAP Revenue			% Growth
	Q2 2013	Q2 2012	Q2 13 vs. Q2 12 % Growth	In Constant Currency

Total Lease	$73,535	$70,002	5.05%	8.15%
Total Perpetual	$60,584	$54,160	11.86%	13.86%
Total Maintenance	$76,433	$67,310	13.55%	16.30%
Total Service	$5,675	$4,385	29.42%	30.38%

Total Q2:	$216,227	$195,857	10.40%	13.02%

ANSYS, Inc.
Q2 YTD 2013 vs. Q2 YTD 2012 REVENUE COMPARISON
(Unaudited)
				Q2 YTD 13 vs. Q2
($ in thousands)	Non-GAAP Revenue			YTD 12 % Growth
	Q2 YTD 2013	Q2 YTD 2012	Q2 YTD 13 vs. Q2 YTD 12 % Growth	In Constant Currency

Total Lease	$146,648	$138,857	5.61%	8.59%
Total Perpetual	$107,648	$100,931	6.66%	8.76%
Total Maintenance	$150,563	$133,506	12.78%	15.31%
Total Service	$10,888	$10,060	8.23%	10.18%

Total Q2:	$415,747	$383,354	8.45%	11.02%

In constant currency, total combined non-GAAP revenue increased 13% over Q2 2012.  Overall, our revenues continue to be fairly consistently spread, with 34% lease, 28% perpetual licenses, 35% maintenance and 3% service for Q2 2013 and 35% lease, 26% perpetual licenses, 36% maintenance and 3% service for YTD.  We saw healthy increases in perpetual licenses in Q2, up 12%, or 14% in constant currency, and up 9% in constant currency YTD.  Our maintenance business also continued to grow, with our overall renewal rates remaining strong.  For the second quarter and YTD, our lease business grew 8% and 9%, respectively, in constant currency.

Esterel Revenue:  The Company completed its acquisition of Esterel Technologies, S.A. (“Esterel”) on August 1, 2012.  The Q2 2013 and YTD results include non-GAAP revenue from Esterel of $6.0 million and $11.3 million, respectively.

GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
iQ2 2013 vs. Q2 2012 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 13 vs. Q2 12 % Growth
	Q2 2013	Q2 2012	Q2 13 vs. Q2 12 % Growth	In Constant Currency
North America	$78,487	$70,135	11.91%	11.94%

Germany	$22,462	$19,911	12.81%	11.25%
United Kingdom	$9,061	$8,605	5.30%	6.86%
Other Europe	$41,289	$33,721	22.44%	21.77%
Total Europe	$72,812	$62,237	16.99%	16.34%

Japan	$27,104	$29,620	-8.49%	10.03%
Other Gen. Int'l Area	$37,824	$33,865	11.69%	11.79%
Total Gen. Int'l Area	$64,928	$63,485	2.27%	10.97%

Total Q2:	$216,227	$195,857	10.40%	13.02%

North America showed a noted improvement over its first quarter performance with 12% revenue growth.  Throughout the quarter, we continued to experience a cautious spending sentiment in the customer base. This led to a higher volume of new deals being closed in the back-half of the quarter as customers gained greater visibility around their own business performance. We saw relative strength in the energy, electronics and aerospace markets. The sales pipelines are continuing to build as a result of ongoing customer engagement activities in North America.

Europe, despite being the geography with the most challenging market environment, delivered 16% constant currency revenue growth (17% in reported currency), with Germany, France and Russia all reporting double-digit growth. The volatility and macroeconomic issues in certain markets, combined with prolonged customer procurement processes, continued to have an impact on new business growth during the quarter. However, the overall sales pipeline, renewal rates and customer engagements in Europe remained intact.

The results in our General International Area (GIA) continued to be mixed, as certain markets showed progress and others struggled through their own macroeconomic issues. Overall, the region delivered constant currency growth of 11%.  The weakening of the Yen, when compared to Q2 2012, had a meaningfully negative impact on our reported results.  Consistent with the past year, obstacles lingered in the Japan business climate with our customers experiencing stronger competition from other nearby countries, particularly in the electronics and automotive markets, and weaker global demand for their exports.  Our Q2 results also reflect the GDP slowdown in China, which has caused state-owned enterprises to delay their spending decisions. The Indian economy has also showed signs of softening given its currency issues and a more cautious sentiment in foreign direct investment.  Korea remained an area of relative sales strength across our broad portfolio.   During the quarter, we made progress on internal improvement initiatives. This will continue to be an ongoing area of focus for the remainder of 2013.

ANSYS, Inc.
Q2 YTD 2013 vs. Q2 YTD 2012 GEOGRAPHIC COMPARISON
(Unaudited)
				Q2 YTD 13 vs. Q2 YTD 12
($ in thousands)	Non-GAAP Revenue			% Growth
	Q2 YTD 2013	Q2 YTD 2012	Q2 YTD 13 vs. Q2 YTD 12 % Growth	In Constant Currency
North America	$149,097	$137,891	8.13%	8.16%

Germany	$45,122	$40,470	11.49%	10.59%
United Kingdom	$17,696	$16,433	7.69%	9.51%
Other Europe	$78,361	$67,848	15.49%	15.87%
Total Europe	$141,179	$124,751	13.17%	13.32%

Japan	$55,756	$59,488	-6.27%	9.47%
Other Gen. Int'l Area	$69,715	$61,224	13.87%	14.28%
Total Gen. Int'l Area	$125,471	$120,712	3.94%	11.91%

Total YTD:	$415,747	$383,354	8.45%	11.02%

INDUSTRY HIGHLIGHTS

From our global list of Q2 orders, ANSYS’ software is growing in importance, as customers increasingly benefit from the strategic business value of simulation.  During Q2 2013, we continued to see growth from a combination of large accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. While all industry sectors showed varying degrees of growth, there were a few sectors where the activity was more notable than the others. We highlight our advances in electronics and semiconductors, aerospace and defense, as well as materials and chemicals.

Electronics and Semiconductors
Perhaps no industries face greater pressure to drive ongoing innovation than electronics and semiconductors. With rapid technology advances, intense global competition and demanding customers, electronics companies are doomed to fail if they don’t keep pace with very short product life cycles and frequent new product launches. From semiconductors to cell phones, and tablets to servers and networking devices, by the time a new product is launched, the next generations are already in development.  Every market segment has its own unique performance demands, but generally across industries, electronics engineers are continually challenged to develop smaller, lighter-weight, more powerful, more feature-rich and more energy-efficient products — at a lower cost.  ANSYS technology handles the complexity of modern interconnect design from die-to-die across integrated circuits, packages, connectors and boards. By leveraging advanced electromagnetic field simulators dynamically linked to powerful circuit and system simulation tools, engineers can understand the performance of high-speed electronics products before building a prototype.  Semiconductor manufacturers are relying on solutions from ANSYS to address a wide range of design concerns in developing new chips, packages and printed circuit boards. Our signal- and power-integrity tools help eliminate noise, crosstalk and other adverse electromagnetic effects. Heat transfer and structural mechanics software together ensure product integrity in the face of increasing package power densities and high solder-curing temperatures.  In the areas of radio frequency and microwave device design, electronics engineers are relying on our tools to analyze multi-domain performance of antennas, radar systems and other products. Systems that are hundreds of meters in size can generate significant amounts of heat and thermal solvers help ensure their safe, long-term operation.

Aerospace and Defense
Fuel efficiency and passenger growth continue to drive the commercial aerospace boom, despite some technology setbacks.  We are seeing rapid growth in defense and aerospace sectors in emerging markets, driven by geopolitical goals.  Intelligence, surveillance and reconnaissance (ISR) technology investments continue to lead the way in aerospace and defense.  The aerospace and defense (A&D) industry is focused on building lighter, more efficient, safer and more survivable systems, from aircraft to armored vehicles to electronic equipment. Companies in this sector are investing heavily in research and development — nearly 40 percent more than the average of manufacturing industries. Fluid dynamics is used to optimize cruise, take-off and landing aerodynamics. Pressure-based solution schemes and advanced meshing technologies are used to design environmental control systems, fire suppression systems and thermal management. High performance computing (HPC) is making simulation of airframe and engine noise more practical.  Automated contact detection and analysis, component mode synthesis, multi-body dynamics and HPC make structural mechanics analysis fast enough to apply to vehicle structures, landing gear, wheels and brakes, gearboxes and other components. Smart materials are optimized using finite elements for piezoelectric and shape memory alloys. Bird strike, crash and impact simulations are performed with explicit dynamics.  The ANSYS simulation solution includes deep physics and a highly automated workflow, making the technology much easier to use - not just for original equipment manufacturers (OEMs) and Tier 1 suppliers, but for Tier 2 and Tier 3 suppliers as well.

Materials and Chemicals
Metals, glass, polymers, cement, wood, composites and other materials are the key ingredients for manufactured products — including airplanes, cars, electronic components, offshore platforms and medical devices. In supporting these products, the materials industries are at the core of the global economy. Getting better product performance often requires pushing for quality improvements of raw materials or switching to a totally new material. These industries, usually seen as employing traditional development processes, are in fact using some of the most advanced modeling techniques to continually improve manufacturing processes and products, and to create new materials with amazing properties. Numerical simulation has progressively demonstrated its importance as a critical technology for success in this fiercely competitive, though cautious, market. Numerical modeling is used widely to improve, adjust or troubleshoot existing processes, as well as for the routine inspection of existing device performance. These tasks are far from trivial, not because designers lack skills, but due to insufficient information such as local flow patterns or peak stresses at the core of the manufacturing device. Only computer-aided engineering modeling permits designers to actually see inside the solid structure to detect problems, such as possible excessive stress and risk of rupture due to fatigue.

INCOME STATEMENT HIGHLIGHTS

Q2 2013 MARGINS AND OUTLOOK:  The Company delivered solid performance in both revenue and expenses. The strong performance on the top-line drove non-GAAP gross and operating margins of 88.1% and 48.4% for the quarter and 87.7% and 48.3% for the first six months of 2013.

Looking ahead into Q3 and FY 2013, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% - 88% and an operating margin of 47% - 48% for Q3 2013 and FY 2013.

Q2 2013 TAX RATE AND OUTLOOK:  Our Q2 non-GAAP effective tax rate was 30.0% and our GAAP rate was 28.8%. Our YTD non-GAAP effective tax rate was 29.8% and the YTD GAAP rate was 27.8%.   Looking ahead into Q3 and the second half of 2013, we are forecasting an effective tax rate of approximately 30.5% - 31.5%, excluding non-recurring or discrete items.  The FY 2013 effective tax rate is expected to be in the range of 30% - 31%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $660 million as of June 30, 2013, of which 69% was held domestically.
•	Cash flows from operations were $87.1 million for the second quarter of 2013, as compared to $74.9 million in the second quarter of 2012, a 16% increase.
•	Consolidated net DSO of 38 days.
•	The remaining portion of our long-term debt balance of $26.6 million was paid in full on July 31, 2013.
•
Capital expenditures totaled $4.6 million for the second quarter and $8.7 million for the first six months of 2013.  We are currently planning for total capital expenditures in 2013 in the range of $35 - $40 million. This includes spending related to the Company’s new headquarters facilities that are currently underway.

•
The June 30, 2013 balance sheet reflects a $6.3 million construction-in-progress asset and related liability for construction debt funded by the lessor.  This sale-leaseback accounting treatment of the lease during the construction period has no impact on the Company’s results of operations or cash flows.

SHARE COUNT AND SHARE REPURCHASE

We had 95.0 million fully weighted average diluted shares outstanding in Q2. The Company repurchased 988,000 shares during Q2 at an average price of $74.35 per share, for a total cost of $73.5 million. The Company currently has approximately 2.0 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 95 million fully diluted shares outstanding in Q3 and for FY 2013.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Cost of sales:
Software Licenses	$345	$402	$688	$770
Maintenance & Service	$588	$563	$1,172	$1,122

Operating expenses:
SG&A	$4,167	$3,763	$8,363	$7,402
R&D	$3,774	$3,296	$7,438	$6,532

Total Expense Before Taxes	$8,874	$8,024	$17,661	$15,826
Related Income Tax Benefits	$(2,471)	$(2,023)	$(5,867)	$(4,268)
Expense, Net of Taxes	$6,403	$6,001	$11,794	$11,558

CURRENCY

CURRENCY IMPACT COMPARED TO Q2 2012:  The 2013 second quarter revenue and operating income were unfavorably impacted by currency fluctuations of $5.1 million and $3.7 million, respectively.  The 2013 YTD revenue and operating income were unfavorably impacted by currency fluctuations of $9.8 million and $6.8 million, respectively.

CURRENCY OUTLOOK:  As we saw in the Q2 and YTD 2013 reported results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are utilizing currency rate assumptions for Q3 and the second half of 2013 as follows: average rates in the range of 1.31 - 1.34 for the Euro, 1.51 - 1.54 for the British Pound and 97 – 100 for the Japanese Yen.  For FY 2013, our currency rate assumptions remain unchanged at 1.30 - 1.33 for the Euro, 1.52 - 1.55 for the British Pound and 95 - 98 for the Japanese Yen.

M&A

ACQUISITION OF EVEN – EVOLUTIONARY ENGINEERING AG:

As we have consistently articulated and demonstrated over many years, we view mergers and acquisitions as a strategic element of our long-term plan. As previously announced, on April 2, 2013, ANSYS successfully completed its acquisition of EVEN - Evolutionary Engineering AG (“EVEN”).  Headquartered in Zurich, Switzerland, EVEN has been a partner of ANSYS, offering EVEN’s composite technologies through a product called ANSYS® Composite PrepPost™.  This product is tightly integrated with ANSYS Mechanical™ in ANSYS Workbench™ and with ANSYS Mechanical APDL.  EVEN also provides best-in-class engineering services in composites applications and in other areas in its fields of expertise.

Composites blend two or more materials that possess very different properties. Because they combine light weight, high strength and outstanding flexibility, composites have become standard materials for manufacturing in a range of industries, including automotive, aerospace, energy, marine, motorsports and leisure. As a result, the use of composites has grown dramatically in the last decade. This popularity has fostered the need for new design, analysis and optimization technology. Since EVEN is a leader in composite simulation, this acquisition emphasizes the high priority ANSYS is giving to this emerging technology.  Composites pose many challenges for R&D teams that need to identify the appropriate formulation for a required use. To successfully produce layered composites, engineers must define the optimal material formula — which depends on the number of layers involved along with the thickness and relative orientation of each layer.

ANSYS Composite PrepPost is a pre- and post-processing solution for layered composite materials integrated into the ANSYS software portfolio. The solution empowers users to efficiently model the most complex composite structures and, at the same time, fully understand the potential failure of product models. Users can subject product designs to simple physical stresses and compute progressive damage, delamination and cracking. The technology’s post-processing capabilities enable users to conduct in-depth investigations of ultimate product integrity and behavior. Users can view global results or conduct detailed analysis at the level of individual layers.

OUTLOOK

Q3 and FISCAL YEAR 2013 UPDATED OUTLOOK:

We are initiating our third quarter and updating our full year 2013 guidance.  For Q3 2013, we are providing initial non-GAAP revenue guidance in the range of $210.0 - $216.0 million and GAAP revenue guidance in the range of $209.2 - $215.2 million.  Non-GAAP EPS is expected to be in the range of $0.73 - $0.76 and GAAP EPS is expected to be in the range of $0.55 - $0.59.  We currently expect FY 2013 non-GAAP revenue to be in the range of $860.0 - $875.0 million and GAAP revenue to be in the range of $855.4 to $870.4 million.  Our non-GAAP EPS outlook for FY 2013 has increased to $3.00 - $3.07 and we expect GAAP EPS in the range of $2.29 - $2.38.

This outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, our current visibility around sales pipelines and forecasts, and the inclusion of Esterel for a full year in FY 2013.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macroeconomic environment, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to grow and prosper over the past decade through various economic cycles.

CLOSING COMMENTS

As always, as we head into the second half of 2013, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. During the past quarter, we were able to engage with approximately 15,000 customers and partners across the globe. Their enthusiasm and support for our long-term vision of Simulation Driven Product Development™ is what gives us the confidence to continue to focus on the incredible opportunity that lies ahead of us. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe, which are now stronger with the addition of EVEN.

RISK FACTORS

 Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter of 2013, the second half of 2013, FY 2013 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	June 30, 2013				June 30, 2012

	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$214,850	$1,377	(1)	$216,227	$195,016	$841	(4)	$195,857
Operating income	78,425	26,173	(2)	104,598	71,134	26,406	(5)	97,540
Operating profit margin	36.5%			48.4%	36.5%			49.8%
Net income	$55,945	$17,408	(3)	$73,353	$50,262	$17,829	(6)	$68,091
Earnings per share - diluted:
Diluted earnings per share	$0.59			$0.77	$0.53			$0.72
Weighted average shares - diluted	95,040			95,040	94,928			94,928

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $15.8 million of amortization expense associated with intangible assets acquired in business combinations, $8.9 million of stock-based compensation expense, the $1.4 million adjustment to revenue as reflected in (1) above and $0.1 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.8 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $16.9 million of amortization expense associated with intangible assets acquired in business combinations, $8.0 million of stock-based compensation expense, the $0.8 million adjustment to revenue as reflected in (4) above and $0.7 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $8.6 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Six Months Ended
	June 30, 2013				June 30, 2012

	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$412,582	$3,165	(1)	$415,747	$380,361	$2,993	(4)	$383,354
Operating income	147,974	52,729	(2)	200,703	138,962	52,999	(5)	191,961
Operating profit margin	35.9%			48.3%	36.5%			50.1%
Net income	$106,968	$34,137	(3)	$141,105	$95,801	$35,225	(6)	$131,026
Earnings per share - diluted:
Diluted earnings per share	$1.12			$1.48	$1.01			$1.38
Weighted average shares – diluted	95,103			95,103	95,059			95,059

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $31.6 million of amortization expense associated with intangible assets acquired in business combinations, $17.7 million of stock-based compensation expense, the $3.2 million adjustment to revenue as reflected in (1) above and $0.3 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $18.6 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $33.5 million of amortization expense associated with intangible assets acquired in business combinations, $15.8 million of stock-based compensation expense, the $3.0 million adjustment to revenue as reflected in (4) above and $0.7 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $17.8 million.

USE OF NON-GAAP MEASURES

Use of Non-GAAP Measures
The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share